Exhibit 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 516-677-0200 x1222

VEECO ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

Plainview, NY, April 26, 2010 — Veeco Instruments Inc. (Nasdaq: VECO) announced its financial results for the first quarter ended March 31, 2010. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items. Please refer to the attached table for details of the reconciliation between GAAP operating results and Non-GAAP operating results.

GAAP Results ($M except EPS)

	Q1 ‘10	Q1 ‘09
Revenues	$163.2	$62.8
Net income (loss)	$26.0	$(20.9)
EPS	$0.62	$(0.66)

Non-GAAP Results ($M except EPS)

	Q1 ‘10	Q1 ‘09
EBITA	$32.8	$(9.7)
EPS	$0.49	$(0.22)

John R. Peeler, Veeco’s Chief Executive Officer, commented, “We are pleased to report these excellent first quarter results, with record revenue of $163 million, an increase of 160% from last year and 12% sequentially. We are executing well, with revenues and profitability increasing sequentially in all three Veeco businesses.  EBITA was a record $32.8 million, or 20% of sales, resulting in record quarterly GAAP EPS of $0.62 per share and non-GAAP EPS of $0.49 per share. Veeco generated $42 million in cash from operations during the first quarter.”

“Veeco’s first quarter bookings were $268 million, another record for the Company,” continued Mr. Peeler. “LED & Solar orders were a record $212 million, up 20% sequentially, driven by accelerating orders for TurboDisc® Metal Organic Chemical Vapor Deposition (MOCVD) Systems. We continued to see strong MOCVD demand as an expanding LED customer list ramps production for laptop and TV backlighting, as well as for general illumination. Data Storage and Metrology orders were $26 million and $30 million respectively, each significantly better than the same period a year ago but down on a sequential basis.”  Veeco’s Q1 ‘10 book-to-bill ratio was 1.64, with a record backlog of $502 million at the end of the quarter.

Outlook

Regarding Veeco’s outlook, Mr. Peeler commented, “We continue to see strong momentum in our LED business.  We believe our TurboDisc K465i™ MOCVD System has hit the market at the right time, offering high productivity and best-in-class yields. As a result, Veeco has been gaining share and winning business at many of the world’s top LED manufacturers. To date, second quarter business patterns remain extremely strong, with multi-tool system orders being quoted at a large number of customers.  In fact, several key Asian customers have already booked sizeable orders in April. We continue to increase our MOCVD manufacturing capacity, with a goal to ship more than 75 systems this quarter.  We are currently planning to further build capacity to ship more than 100 and 120 systems in the third and fourth quarters, respectively. Our highest priority is to satisfy our customers with on-time deliveries and world-class customer support of their manufacturing ramps.”

Mr. Peeler concluded, “In 2010, our Data Storage business will perform well as customers invest in capacity additions and next-generation recording head technology.  In Metrology we are winning in the market due to our new AFM products such as Dimension ICON®, BioScope™ Catalyst™ and the MultiMode® 8, and our recently introduced NPFlex Optical Profiler.  In the first quarter we also introduced another new optical profiler, the NT9080 and the Dimension® Edge™ AFM. We currently expect both of these businesses to gain share and grow revenue and profits in 2010.”

Q2’10 Guidance

Veeco’s second quarter 2010 revenue is currently forecasted to be between $220 to $240 million.  Earnings per share are currently forecasted to be between $1.02 to $1.20 on a GAAP basis and $0.78 to $0.90 on a non-GAAP basis. Please refer to the attached financial tables for more details.

Conference Call Information

Veeco will host a conference call reviewing these results at 5:00pm today at 877-675-4756 (toll-free) or 719-325-4838 using passcode 8449787. The call will also be webcast live at www.veeco.com.  A replay of the call will be available beginning at 8:00pm tonight through midnight on May 10, 2010 at 888-203-1112 or 719-457-0820 using passcode 8449787, or on the Veeco website. A slide presentation reviewing these results has also been posted on our website.

About Veeco

Veeco Instruments Inc. designs, manufactures, markets and services enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s product development, marketing, engineering and manufacturing facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and Asia Pacific. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

-financial tables attached-

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2010	2009

Net sales	$163,231	$62,849
Cost of sales	92,882	42,467
Gross profit	70,349	20,382

Operating (income) expenses:
Selling, general and administrative	23,420	18,607
Research and development	16,440	12,886
Amortization	1,685	1,829
Restructuring	(179)	4,431
Other, net	(153)	1,486
Total operating expenses	41,213	39,239

Operating income (loss)	29,136	(18,857)

Interest expense, net	1,782	1,709

Income (loss) before income taxes	27,354	(20,566)
Income tax provision	1,310	378
Net income (loss) including noncontrolling interest	26,044	(20,944)
Net loss attributable to noncontrolling interest	—	(42)
Net income (loss) attributable to Veeco	$26,044	$(20,902)

Income (loss) per common share attributable to Veeco:
Basic	$0.67	$(0.66)
Diluted	$0.62	$(0.66)

Weighted average shares outstanding:
Basic	38,784	31,515
Diluted	42,269	31,515

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$194,047	$148,589
Short-term investments	155,500	135,000
Accounts receivable, net	89,828	84,358
Inventories, net	84,959	77,564
Prepaid expenses and other current assets	10,238	7,819
Deferred income taxes	3,029	3,105
Total current assets	537,601	456,435

Property, plant and equipment, net	56,968	59,389
Goodwill	59,422	59,422
Other assets, net	27,656	30,126
Total assets	$681,647	$605,372

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$35,836	$29,112
Accrued expenses	117,375	106,445
Deferred profit	6,362	2,520
Income taxes payable	1,341	829
Current portion of long-term debt	216	212
Total current liabilities	161,130	139,118

Deferred income taxes	5,039	5,039
Long-term debt	101,649	100,964
Other non-current liabilities	717	1,192
Total non-current liabilities	107,405	107,195

Equity	413,112	359,059

Total liabilities and equity	$681,647	$605,372

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income (loss) to earnings (loss) excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2010		2009

Operating income (loss)	$29,136		$(18,857)

Adjustments:

Amortization	1,685		1,829
Equity-based compensation	2,170		1,398
Restructuring	(179	) (1)	4,431	(2)
Inventory write-off	—		1,526	(3)

Earnings (loss) before interest, income taxes and amortization excluding certain items (“EBITA”)	32,812		(9,673)

Interest expense, net	1,782		1,709
Adjustment to add back non-cash portion of interest expense	(741	) (4)	(699	) (4)
Earnings (loss) excluding certain items before income taxes	31,771		(10,683)

Income tax provision (benefit) at 35%	11,120		(3,739)

Earnings (loss) excluding certain items	20,651		(6,944)

Loss attributable to noncontrolling interest, net of income tax benefit at 35%	—		(27)

Earnings (loss) excluding certain items attributable to Veeco	$20,651		$(6,917)

Earnings (loss) excluding certain items per diluted share attributable to Veeco	$0.49		$(0.22)

Diluted weighted average shares outstanding	42,269		31,515

(1) During the first quarter of 2010, we recorded a restructuring credit of $0.2 million associated with a change in estimate.

(2) During the first quarter of 2009, we recorded a restructuring charge of $4.4 million, consisting primarily of personnel severance and related costs.

(3) During the first quarter of 2009, we recorded a $1.5 million inventory write-off in our Data Storage Process Equipment segment associated with the discontinuance of certain products.  This charge was included in cost of sales in our GAAP statement of operations.

(4) Adjustment to exclude non-cash interest expense on convertible subordinated notes.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Guidance for the three
	months ending June 30, 2010
	LOW		HIGH

Operating income	$48,710		$57,134

Adjustments:

Amortization	1,674		1,674
Equity-based compensation	3,085		3,085

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	53,469		61,893

Interest expense, net	1,699		1,699
Adjustment to add back non-cash portion of interest expense	(760	) (1)	(760	) (1)

Earnings excluding certain items before income taxes	52,530		60,954

Earnings tax expense at 35%	18,386		21,334

Earnings excluding certain items	$34,144		$39,620

Earnings per diluted share excluding certain items	$0.78		$0.90

Diluted weighted average shares outstanding	44,000		44,000

(1) Adjustment to exclude non-cash interest expense on convertible subordinated notes.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on earnings before interest, income taxes and amortization excluding certain items (“EBITA”), which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Segment Bookings, Revenues, and Reconciliation

of Operating income (loss) to EBITA (loss)**

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2010	2009
LED & Solar Process Equipment
Bookings	$211,663	$28,521
Revenues	$111,504	$22,202

Operating income (loss)	$28,554	$(5,377)
Amortization	796	775
Equity-based compensation	467	156
Restructuring	—	734
EBITA (loss)**	$29,817	$(3,712)

Data Storage Process Equipment
Bookings	$26,373	$7,818
Revenues	$23,245	$16,905

Operating income (loss)	$2,778	$(5,201)
Amortization	383	405
Equity-based compensation	215	252
Restructuring	(179)	1,386
Inventory write-off	—	1,526
EBITA (loss)**	$3,197	$(1,632)

Metrology
Bookings	$29,808	$16,711
Revenues	$28,482	$23,742

Operating income (loss)	$2,181	$(5,642)
Amortization	447	577
Equity-based compensation	304	236
Restructuring	—	2,124
EBITA (Loss)**	$2,932	$(2,705)

Unallocated Corporate
Operating loss	$(4,377)	$(2,637)
Amortization	59	72
Equity-based compensation	1,184	754
Restructuring	—	187
Loss **	$(3,134)	$(1,624)

Total
Bookings	$267,844	$53,050
Revenues	$163,231	$62,849

Operating income (loss)	$29,136	$(18,857)
Amortization	1,685	1,829
Equity-based compensation	2,170	1,398
Restructuring	(179)	4,431
Inventory write-off	—	1,526
EBITA (loss)**	$32,812	$(9,673)

** Refer to footnotes on ‘Reconciliation of operating income (loss) to earnings (loss) excluding certain items’ for further details.